EX 99.(d)(12)

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

CENTRAL EUROPEAN DISTRIBUTION CORPORATION,

ROUST TRADING LTD.

AND

JSC “RUSSIAN ALCOHOL GROUP”

Effective as of March 8, 2013

i

ii

EXHIBITS

Exhibit A	Consent Solicitation and Disclosure Statement
Exhibit B	Plan
Exhibit C	Plan Term Sheet

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is effective as of March 8, 2013 by and among (i) Central European Distribution Corporation (the “Issuer”), (ii) Roust Trading Ltd. (the “Investor”), and (iii) solely for purposes of Section 7.2, Section 8.12, Article IX, Section 10.3, Section 10.4, Section 10.7, Section 11.1, Section 11.2, Section 11.4, Section 11.6 and Section 11.7, JSC “Russian Alcohol Group” (“RAG”).

RECITALS

WHEREAS, the Investor and/or its Affiliates hold secured debt of the Issuer in an aggregate principal amount of Fifty Million Dollars ($50,000,000) pursuant to that certain Facility Agreement, dated March 1, 2013, between the Issuer, as borrower, and the Investor, as lender (the “New Credit Facility Debt”) established pursuant to that certain Binding Term Sheet, dated December 28, 2012, between the Issuer and the Investor (the “Binding Term Sheet”);

WHEREAS, the Investor holds debt securities of the Issuer in an aggregate principal amount of Twenty Million Dollars ($20,000,000) (the “RTL Notes”) issued and purchased pursuant to that certain Securities Purchase Agreement, dated April 23, 2012, by and between the Issuer and the Investor, as amended and restated by that certain Amended and Restated Securities Purchase Agreement, dated as of July 9, 2012, by and between the Issuer and the Investor (the “Amended SPA”)

WHEREAS, the Issuer and the Investor have agreed that the Issuer shall seek approval from the holders of the Issuer’s 2016 Senior Notes and the holders of the Issuer’s 2013 Convertible Notes to effect a restructuring of its capital structure through a chapter 11 plan within the meaning of section 1125 of the Bankruptcy Code (a “Chapter 11 Restructuring”) or outside of bankruptcy in accordance with the Plan Term Sheet (a “Consensual Restructuring”; the Chapter 11 Restructuring and Consensual Restructuring in accordance with the Plan Term Sheet are referred to herein as the “Restructuring”) in the manner set forth herein and if the requisite approval is obtained, seek to implement the Restructuring; and

WHEREAS, in connection with and conditioned on the consummation of the Restructuring, and on the terms and subject to the conditions set forth herein, the Investor has agreed to (i) invest One Hundred Seventy-Two Million Dollars ($172,000,000) in the Issuer and (ii) exchange the New Credit Facility Debt in exchange for the Purchased Securities, as set forth herein (such investment and exchange, the “Investment”).

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following respective meanings:

“2012 Annual General Meeting” has the meaning set forth in Section 8.16.

“2013 Convertible Notes” means any notes issued under the 2013 Convertible Notes Indenture.

“2013 Convertible Notes Indenture” means the indenture with respect to the $310,000,000 of 3.00% Convertible Senior Notes due 2013 issued by the Issuer, dated as of March 7, 2008, as amended by the first supplemental indenture dated March 7, 2008.

“2016 Senior Notes” means any notes issued under the 2016 Senior Notes Indenture.

“2016 Senior Notes Indenture” means the indenture with respect to the $380,000,000 of 9.125% Senior Secured Notes due 2016 and the €380,000,000 of 8.875% Senior Secured Notes due 2016 issued by CEDC Finance Corporation International, Inc., dated as of December 2, 2009, as amended by the first supplemental indenture dated December 29, 2009 and the second supplemental indenture dated December 8, 2010.

“Action” means any suit, claim, action, proceeding, litigation, arbitration, mediation or investigation.

“Affiliate” of any Person shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person; provided, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person, (ii) in the case of a corporation, any officer or director of such corporation, (iii) in the case of a partnership, any general partner of such partnership, (iv) in the case of a trust, any trustee or beneficiary of such trust, (v) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (i) through (iv) above, and (vi) any trust for the benefit of any individual described in clauses (i) through (v) above.

“Agreement” has the meaning set forth in the preamble above.

“Alternative Transaction Agreement” has the meaning set forth in Section 8.3(c)(i).

“Alternative Transaction Proposal” has the meaning set forth in Section 8.3(c)(ii).

“Amended SPA” has the meaning set forth in the recitals above.

“Antitrust Approvals” means the Polish Antitrust Approval, the Russia Antitrust Approval, the Ukraine Antitrust Approval and any other filing with or approval of any Antitrust Authority necessary to consummate the Investment.

“Antitrust Authorities” means any Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” means any Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Approval Motion” has the meaning set forth in Section 8.13.

“Approval Order” has the meaning set forth in Section 8.13.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101,-et seq., as may be amended from time to time.

“Bankruptcy Court” means, if the Restructuring is implemented as a Chapter 11 Restructuring, the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Proceedings” means, if the Restructuring is implemented as a Chapter 11 Restructuring, chapter 11 cases commenced by the Issuer and any of its Affiliates.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time and applicable to the Bankruptcy Proceedings, and the general, local and chambers rules of the Bankruptcy Court.

“Binding Term Sheet” has the meaning set forth in the recitals above.

“Board” has the meaning set forth in Section 4.3(a).

“Break-Up Fee” has the meaning set forth in Section 7.2(a).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, USA, Warsaw, Poland, or Moscow, Russia, are authorized or required by Law or other governmental action to close.

“Business Territory” means any jurisdiction in which the Issuer or any of its Subsidiaries is currently or contemplating conducting their respective businesses.

“Bylaws” means the amended and restated bylaws of the Issuer as of the Effective Date, which shall be in form and substance reasonably satisfactory to the Investor, with, after the Petition Date, any dispute over such reasonableness to be finally determined by the Bankruptcy Court.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Issuer as of the Effective Date, which shall be in form and substance reasonably satisfactory to the Investor, with, after the Petition Date, any dispute over such reasonableness to be finally determined by the Bankruptcy Court.

“Change of Recommendation” means (i) the Issuer or the Board or any committee thereof (other than the Operational Management Committee (as defined in the Binding Term Sheet)) shall have withdrawn or materially qualified or modified its approval or recommendation of this Agreement, the Exchange Offers or the Plan or the transactions contemplated hereby or thereby or (ii) the Issuer or the Board or any committee thereof (other than the Operational Management Committee (as defined in the Binding Term Sheet)) shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with any Governmental Entity seeking approval of) any Alternate Transaction Proposal or Alternate

Transaction Agreement.

“Chapter 11 Restructuring” has the meaning set forth in the recitals above.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Stock” means the common stock, par value $0.01 per share, of the Issuer or, if the Restructuring is consummated, the reorganized Issuer resulting from the Plan.

“Confirmation Order” means, if the Restructuring is implemented as a Chapter 11 Restructuring, the Order entered by the Bankruptcy Court confirming the Plan, which shall be in form and substance reasonably satisfactory to the Investor.

“Confirmed Plan” has the meaning set forth in Section 6.1(p).

“Consensual Restructuring” has the meaning set forth in the recitals above.

“Consent Solicitation” means the consent solicitation contemplated by, and conducted in accordance with, the Consent Solicitation and Disclosure Statement.

“Consent Solicitation and Disclosure Statement” means the consent solicitation, exchange offer and disclosure statement in the form attached hereto as Exhibit A, with only such amendments, supplements, changes and modifications thereto, as are satisfactory to the Investor in its sole discretion.

“Contract” has the meaning set forth in Section 4.2.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debtors” means, if the Restructuring is implemented as a Chapter 11 Restructuring, collectively, the Issuer, CEDC Finance Corporation International, Inc., and CEDC Finance Corporation, LLC.

“Disclosure Statement” means a disclosure statement filed under section 1125 of the Bankruptcy Code, which is contained in the Consent Solicitation and Disclosure Statement attached hereto as Exhibit A.

“Effective Date” means (i) if the Restructuring is a Consensual Restructuring, the Settlement Date provided for in the Consent Solicitation and Disclosure Statement or (ii) if the Restructuring is a Chapter 11 Restructuring, the date on which the Plan becomes effective in accordance with its terms.

“End Date” has the meaning set forth in Section 7.1(b)(ii).

“Equity Securities” means any class of capital stock of, or other profit or voting interests in, the Issuer and all securities convertible into or rights to purchase the foregoing, including any Equity Security Equivalent and any and all other equity securities of the Issuer or securities convertible into or exchangeable for such securities or issued as a distribution with respect to or in exchange for such securities.

“Equity Security Equivalent” means any option, warrant, right or similar security or right exercisable into, exchangeable for, or convertible to Equity Securities.

“Event” means any event, circumstance, development, state of facts, occurrence, change or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Exchange Offers” means the exchange offers with respect to the 2016 Senior Notes and the 2013 Convertible Notes set forth in the Consent Solicitation and Disclosure Statement or such terms as are satisfactory to the Investor in its sole discretion.

“Existing Equity” means the shares of Common Stock beneficially owned by the Existing Stockholders.

“Existing Stockholder Shares” means shares of Common Stock constituting in the aggregate no more than five percent (5%) of the Common Stock issued and outstanding immediately after consummation of the Restructuring, to be issued to Existing Stockholders pursuant to the Restructuring in the circumstances described in Section 3.3(a).

“Existing Stockholders” means the holders of the Common Stock issued and outstanding prior to the consummation of the Restructuring.

“Expiration Time” means the deadline set forth in the Consent Solicitation and Disclosure Statement by which holders of claims or interests are entitled to vote on the Plan.

“Filings” has the meaning set forth in Section 8.1(a).

“Final Order” means an Order of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order was appealed or from which certiorari was sought; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order shall not prevent such Order from being a Final Order; provided, further, that either the Issuer or the Investor may waive any appeal period.

“GAAP” means generally accepted accounting principles in the United States.

“Governance Agreement” means a governance agreement between the Issuer and the Investor in form and substance reasonably satisfactory to the Investor, with, after the Petition Date, any dispute over such reasonableness to be finally determined by the Bankruptcy Court.

“Governmental Entity” has the meaning set forth in Section 4.2.

“Indebtedness” means without duplication: (i) all outstanding debt (including short-term and long-term debt but not including trade payables in respect of goods or services purchased in the ordinary course of business) for borrowed money; (ii) all obligations evidenced by a note, bond, debenture or similar instrument; (iii) all capital lease obligations (as determined under GAAP); (iv) the deferred purchase price of property or services due more than six months after such property is acquired or services fully rendered, except trade payables in respect of goods or services purchased in the ordinary course of business; (v) obligations in respect of letters of credit, banker’s acceptances, bank guarantees and similar instruments (other than those issued in respect of (A) Taxes owed to Governmental Entities or (B) arrangements with suppliers of the Issuer or any of its Subsidiaries, in the case of each of clause (A) and (B), in the ordinary course of business); (vi) the net obligations under interest rate protection agreements, swap agreements and call agreements; (vii) guarantees of Indebtedness of the type described in clauses (i) through (vi) (subject to the following clause (viii), other than guarantees in respect of (A) Taxes owed to Governmental Entities or (B) arrangements with suppliers of the Issuer or any of its Subsidiaries, in the case of each of clause (A) and (B), in the ordinary course of business), (viii) any lines of credit provided by banks guaranteeing the payment of excise Taxes and (ix) all obligations in respect of unpaid interest owing on or in respect of any such Indebtedness described in clauses (i), (ii) and (viii) above.

“Indemnified Claim” has the meaning set forth in Section 9.2.

“Indemnified Person” has the meaning set forth in Section 9.2.

“Investment” has the meaning set forth in the recitals above.

“Investor” has the meaning set forth in the preamble above.

“Investor Material Adverse Effect” has the meaning set forth in Section 5.6.

“Investor Releasee” has the meaning set forth in Section 11.9(b).

“Investor Releasors” has the meaning set forth in Section 11.9(a).

“Investor’s Released Claims” has the meaning set forth in Section 11.9(a).

“Issuer” has the meaning set forth in the preamble above.

“Issuer Business” means the respective businesses of the Issuer and its Subsidiaries, as currently conducted and contemplated to be conducted.

“Issuer Releasee” has the meaning set forth in Section 11.9(a).

“Issuer Releasors” has the meaning set forth in Section 11.9(b).

“Issuer’s Released Claims” has the meaning set forth in Section 11.9(b).

“Knowledge of the Issuer” or any other similar term or knowledge qualifier means the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Secretary of the Issuer after due inquiry.

“Law” has the meaning set forth in Section 4.2.

“Lien” has the meaning set forth in Section 4.2.

“Losses” has the meaning set forth in Section 9.1.

“Material Adverse Effect” has the meaning set forth in Section 4.1.

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Rules” means the NASDAQ Listing Rules.

“New Credit Facility Debt” has the meaning set forth in the recitals above.

“Operative Agreements” means the Registration Rights Agreement, the Governance Agreement, this Agreement and any other agreement to which the Issuer or any of its Subsidiaries is or becomes a party pursuant to this Agreement, including, if the Issuer accedes to and executes the PSA, the PSA.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Parties” means the Issuer, the Investor and, solely for the purposes of Section 7.2, Section 8.12, Article IX, Section 10.3, Section 10.4, Section 10.7, Section 11.1, Section 11.2, Section 11.4, Section 11.6 and Section 11.7, RAG.

“Permits” has the meaning set forth in Section 4.1.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Entity.

“Petition Date” means, if the Restructuring is implemented as a Chapter 11 Restructuring, the date of commencement of the Bankruptcy Proceedings.

“Plan” means the plan of reorganization attached hereto as Exhibit B, including all exhibits and schedules thereto, with any amendments, supplements, changes and modifications thereto, in each case, which shall be in form and substance satisfactory to the Investor in its sole discretion.

“Plan Term Sheet” means the Joint Summary Term Sheet, dated February 28, 2013, attached hereto as Exhibit C.

“Polish Antitrust Approval” means a decision approving the concentration between the Investor and the Issuer (in whatever form, in particular through takeover of control, merger, JV), granted by the relevant Governmental Entities having jurisdiction in Poland (in particular the President of the Office of Competition and Consumer Protection or the European Commission).

“Polish FSA” means the Polish Financial Supervision Authority (Komisja Nadzoru Finansowego).

“Polish Public Offering Act” means the Polish Act of 29 July 2005 on Public Offering, Conditions Governing the Introduction of Financial Instruments to Organized Trading, and Public Companies.

“Polish Securities Trading Act” means the Polish Act of 29 July 2005 on Trading in Financial Instruments.

“Polish Securities Laws” means the Polish Public Offering Act, Polish Securities Trading Act, WSE Rules, and any other Law applicable to a company whose shares are subject to trading on a regulated market in Poland.

“Post-Signing Period” has the meaning set forth in Section 8.3(a).

“Proxy Statement” has the meaning set forth in Section 8.16.

“PSA” means the plan support agreement to be entered into between the Investor and certain holders of the 2016 Senior Notes.

“Purchased Securities” means (i) shares of Common Stock constituting in the aggregate eighty-five percent (85%) of the Common Stock issued and outstanding immediately after consummation of the Restructuring and (ii) any Replacement Shares to which the Investor is entitled in accordance with the terms of the Plan or, if the Restructuring is implemented as a Consensual Restructuring, in accordance with the terms of the Exchange Offers as set forth in the Consent Solicitation and Disclosure Statement.

“RAG” has the meaning set forth in the preamble above

“Registration Rights Agreement” means a registration rights agreement between the Issuer and the Investor in form and substance satisfactory to the Investor in its sole discretion.

“Replacement Shares” means the Unsecured Debt Shares and Existing Stockholder Shares that are not issued to holders of 2013 Convertible Notes and RTL Notes or to Existing Stockholders in the circumstances described in Section 3.3(b).

“Representatives” means, with respect to any Person, such Person’s and its Subsidiaries’ officers, directors, managers, employees, investment bankers, attorneys, accountants, agents, and other advisors and representatives.

“Restructuring” has the meaning set forth in the recitals above.

“RSB Facility” means the RUR465 million revolving credit facility provided by Russian Standard Bank to ZAO “Sibirsky LVZ” pursuant to that certain facility agreement No. D-66/13, dated as of February 27, 2013, by and between Russian Standard Bank, as lender, and ZAO “Sibirsky LVZ”, as borrower.

“RTL Notes” has the meaning set forth in the recitals above.

“Rules and Regulations” means the rules and regulations of the SEC.

“Russia Antitrust Approval” means a decision approving the Investment by the Investor pursuant to this Agreement and the other Operative Agreements, granted to the Investor or its relevant Affiliate by the Russian Federal Antimonopoly Service.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Stockholder Approval” has the meaning set forth in Section 4.2.

“Stockholder Rights Plan” has the meaning set forth in Section 4.3(b).

“Subsidiary” of any entity means any other entity in which such first entity owns or Controls, directly or indirectly, an amount of the voting securities, other voting interests or voting partnership interests sufficient to elect at least a majority of such other entity’s board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such other entity).

“Superior Proposal” has the meaning set forth in Section 8.3(c)(iii).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.

“Takeover Provision” has the meaning set forth in Section 4.3(c).

“Transaction Expenses” has the meaning set forth in Section 8.12(a).

“Transaction Litigation” has the meaning set forth in Section 8.9(a).

“transactions contemplated by this Agreement” or “transactions contemplated hereby” means the Investment, the Restructuring and the other transactions contemplated by this Agreement, the other Operative Agreements, the Consent Solicitation and Disclosure Statement and the Plan.

“Ukraine Antitrust Approval” means a decision approving the Investment by the Investor pursuant to this Agreement and the other Operative Agreements, granted to the Investor or its relevant Affiliate by the Anti-monopoly Committee of Ukraine.

“Unsecured Debt Shares” means shares of Common Stock constituting in the aggregate no more than ten percent (10%) of the Common Stock issued and outstanding immediately after consummation of the Restructuring, to be issued to holders of 2013 Convertible Notes and RTL Notes pursuant to the Restructuring in the circumstances described in Section 3.3(a).

“WSE” means the Warsaw Stock Exchange.

“WSE Rules” means the rules of the WSE.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1 Purchase of Securities. On the terms and subject to the conditions set forth in this Agreement, the Investor agrees to subscribe for and purchase, and the Issuer agrees to sell and issue to the Investor, on the Closing Date, the Purchased Securities for an aggregate purchase price consisting of (i) One Hundred Seventy-Two Million Dollars ($172,000,000) in cash and (ii) the exchange, cancelation and termination of the New Credit Facility Debt. The Issuer shall issue and deliver the Purchased Securities to the Investor free and clear of all Liens, with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable by the Issuer (if any) in connection with such issuance and delivery duly paid by the Issuer. The Issuer shall use its commercially reasonable efforts to make all Purchased Securities Depository Trust Company eligible as of the Closing Date.

Section 2.2 Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, unless this Agreement shall have been terminated and the transactions contemplated hereby abandoned pursuant to Article VII, the closing of the Investment (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036-2787, as soon as practicable, but in any event within three (3) Business Days, after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.

ARTICLE III

THE RESTRUCTURING

Section 3.1 Notes Exchange Offers; Consent Solicitation. As soon as practicable after the date of this Agreement, but in no event later than the next Business Day after the date hereof (or such later date as the Parties may agree in writing), the Issuer shall amend, in accordance with the terms of the Consent Solicitation and Disclosure Statement, the Exchange Offers and the Consent Solicitation. The Issuer shall conduct the Exchange Offers and Consent Solicitation in accordance with the terms of the Consent Solicitation and Disclosure Statement and, subject to Section 8.3 of this Agreement, shall not terminate or withdraw, or modify, amend, supplement or otherwise alter the terms of, waive any condition of, or change the Expiration Time or Consent Time (each as defined in the Consent Solicitation and Disclosure Statement), in each case, without the prior written consent of the Investor in its sole discretion.

Section 3.2 Form of Restructuring. The Issuer and the Investor agree to initially seek to implement the Restructuring as a Consensual Restructuring; however, if (a) less than one-hundred percent (100%) of the outstanding principal amount of the 2016 Senior Notes are tendered (and not validly withdrawn) into the Exchange Offers, or (b) less than one-hundred percent (100%) of the outstanding principal amount of the 2013 Convertible Notes are tendered (and not validly withdrawn) into the Exchange Offers, or (c) the Parties determine for any reason that it would be more advantageous or expeditious for the Restructuring, then the Issuer shall implement the Chapter 11 Restructuring and shall promptly file the Bankruptcy Proceedings.

Section 3.3 Elements of the Chapter 11 Restructuring. The Issuer and the Investor agree that the Plan shall at all times provide for treatment consistent with the Plan Term Sheet and also provide that:

(a) if upon completion of the solicitation of votes for the Plan pursuant to the Consent Solicitation and Disclosure Statement there is a sufficient number and amount of accepting votes on the Plan to constitute an accepting class under section 1126(c) of the Bankruptcy Code for a class including the 2013 Convertible Notes and the RTL Notes, then (i) each member of such class shall receive its pro rata share of the Unsecured Debt Shares and (ii) each Existing Stockholder shall receive its pro rata share of the Existing Stockholder Shares;

(b) if upon completion of the solicitation of votes for the Plan pursuant to the Consent Solicitation and Disclosure Statement there is an insufficient number or amount of accepting votes on the Plan to constitute an accepting class under section 1126(c) of the Bankruptcy Code for a class including the 2013 Convertible Notes and the RTL Notes, then (i) each member of such class shall receive no recovery, and (ii) the Existing Stockholders shall not be entitled to any recovery;

(c) the 2013 Convertible Notes, the RTL Notes, and the Existing Equity shall be canceled and extinguished, and the holders of the 2013 Convertible Notes and the RTL Notes, and the Existing Stockholders will be entitled to the recovery described in Section 3.3(a) or Section 3.3(b), as applicable; and

(d) if the holders of the 2013 Convertible Notes and the RTL Notes or the Existing Stockholders are not entitled to any recovery pursuant to Section 3.3(b) or otherwise do not receive all or any portion of the recovery pursuant to Section 3.3(a) by Order of the Bankruptcy Court, then any portion of the Unsecured Debt Shares or the Existing Stockholder Shares that are not distributed to the holders of the 2013 Convertible Notes, the RTL Notes, and the Existing Equity shall be issued (free and clear of all Liens, with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable by the Issuer (if any) in connection with such issuance and delivery duly paid by the Issuer) to the Investor for no additional consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby represents and warrants to the Investor as follows:

Section 4.1 Incorporation. (a) The Issuer has been duly incorporated and is a validly existing corporation in good standing under the Laws of Delaware with full power and authority (corporate and other) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted; (b) RAG has been duly formed and is a validly existing entity in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation with full power and authority (corporate or otherwise) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted; and (c) the Issuer and each of its Subsidiaries (including RAG) are duly qualified to transact business and are each in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary, except, with respect to clause (c), where the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on or change in the (i) condition (financial or otherwise), (ii) business, (iii) assets, (iv) liabilities or (v) results of operations of, in each case, the Issuer and its Subsidiaries, taken as a whole (a “Material Adverse Effect”). The Issuer has not received notification, written or otherwise, that any proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Knowledge of the Issuer, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Issuer and each of its Subsidiaries are in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from all Governmental Entities that are material to the conduct of their respective businesses (collectively, “Permits”), all of which are valid and in full force and effect, and neither the Issuer nor any of its Subsidiaries (1) has received notice of any revocation or modification of any such Permit or (2) has any reason to believe that any such Permit will not be renewed in the ordinary course. Complete and correct copies of the certificate of incorporation and bylaws of the Issuer as in effect on the date of this Agreement have been filed by the Issuer with the SEC.

Section 4.2 Authority The Issuer and RAG have all requisite corporate (or other) power and authority to enter into this Agreement and, (if the Restructuring is implemented as a Chapter 11 Restructuring) upon entry of the Approval Order, to perform the transactions contemplated hereby. When executed and delivered and, (if the Restructuring is implemented as a Chapter 11 Restructuring) after the Petition Date, upon the entry of the Approval Order, this Agreement constituted the legal, valid and binding obligation of the Issuer and RAG, enforceable against the Issuer and RAG in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby did not and will not (a) result in any violation of the certificate of incorporation or bylaws (or equivalent governing documents) of the Issuer or any of its Subsidiaries, (b) (other than the Bankruptcy Proceedings) result in the creation of any pledge, lien, encumbrance, mortgage, hypothecation, charge, security interest, easement, exclusive license, lease, option, right of first refusal, restriction on transfer, title defect, conditional sale or other title retention agreement, judgment, interest, equitable interest, setoff or claim of any kind or nature, whether arising by agreement, Law or otherwise (“Lien”), upon any assets or property of the Issuer or any of its Subsidiaries pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute a breach or violation of any of the terms and provisions of, give rise to a right of termination, cancelation or acceleration of, or loss of any material benefits under, or constitute a default under (with or without notice or lapse of time, or both), any contract, agreement, license, letter of intent, understanding, indenture, mortgage, deed of trust, loan agreement, note, guarantee, joint venture, lease (including without limitation any sale and leaseback arrangement), franchise, permit or other instrument or bond, debenture, note or other evidence of Indebtedness (and any amendments to the foregoing), to which the Issuer or any of its Subsidiaries is a party or by or to which it or its properties or assets are or, to the Knowledge of the Issuer, may be bound or subject (each, a “Contract”) which breach, violation or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (c) result in the violation of any law (statutory or common), statute, Order, ruling, rule, regulation, code, ordinance, writ, assessment, award, injunction, judgment or decree (each, a “Law”) enacted, adopted, issued or promulgated by any government or governmental court, agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its Subsidiaries (each, a “Governmental Entity”), or over any of their respective properties or Contracts or by or to which they or such of its properties or Contracts are or, to the Knowledge of the Issuer, may be bound or subject, which violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than the Antitrust Approvals, no consent, approval, authorization or Order of or qualification with any Governmental Entity or under the NASDAQ Rules and/or the Polish Securities Laws is required for the execution, delivery and performance of this Agreement and the consummation by the Issuer or any of its Subsidiaries of the transactions contemplated hereby, other than the approval of the Issuer’s stockholders if the

Restructuring is implemented as a Consensual Restructuring (the “Stockholder Approval”), or the approval of the Bankruptcy Court if the Restructuring is implemented as a Chapter 11 Restructuring.

Section 4.3 Authorization; Consents and Approvals; Takeover Provisions.

(a) Subject to (i) if the Restructuring is implemented as a Consensual Restructuring, receipt of the Stockholder Approval, or (ii) if the Restructuring is implemented as a Chapter 11 Restructuring, the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, upon issuance, the Purchased Securities shall have been duly and validly authorized and reserved for issuance and sale to the Investor pursuant to this Agreement and otherwise in accordance with this Agreement and the Plan. When issued, the Purchased Securities will be validly issued, fully paid and nonassessable and will be issued free and clear of any Lien, preemptive right, subscription rights or similar rights (other than as contemplated in the Certificate of Incorporation and Bylaws or any Operative Agreement). Other than (x) if the Restructuring is implemented as a Consensual Restructuring, receipt of the Stockholder Approval, or (y) if the Restructuring is implemented as a Chapter 11 Restructuring, the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, no further approval or authorization of the board of directors of the Issuer (the “Board”) or any other Person is required for the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Purchased Securities and the completion of the transactions contemplated by this Agreement.

(b) No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over the Issuer or any of its Subsidiaries or any of their respective properties is required for the execution and delivery by the Issuer and, to the extent relevant, such Subsidiaries of this Agreement, the compliance by the Issuer and, to the extent relevant, such Subsidiaries with all of the provisions hereof and the consummation of the transactions contemplated hereby, except (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) the expiration or termination of all applicable waiting periods or any applicable notification, authorization, approval or consent under any Antitrust Laws in connection with the transactions contemplated hereby, and (iii) such consents, approvals, authorizations, registrations or qualifications (A) if applicable, as may be required under the NASDAQ Rules to consummate the transactions contemplated hereby or (B) as may be required under state securities or Blue Sky laws in connection with the issuance and sale of the Purchased Securities to the Investor pursuant to this Agreement.

(c) The Issuer and the Board have taken all necessary action, if any, in order to render inapplicable (i) any stockholder rights plan or other “poison pill” arrangement (including the Rights Agreement, dated September 6, 2011, by and between the Issuer and American Stock Transfer & Trust Company, LLC (the “Stockholder Rights Plan”)), (ii) any “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the General Corporation Law of the State of Delaware), and (iii) any control share acquisition, business combination or other similar anti-takeover provision under the Issuer’s organizational documents and any other agreement to which the Issuer is bound (each of clauses (i), (ii) and (iii), a “Takeover Provision”), which is or could become applicable to the Investor, any of the Purchased Securities to be issued to the Investor pursuant to this Agreement or the Restructuring, or the sale and issuance of the Purchased Securities or any other securities as a result of the transactions contemplated by this Agreement or the Restructuring, including, without limitation, the Issuer’s issuance of the Purchased Securities to the Investor.

Section 4.4 No Brokers. Except for Houlihan Lokey Capital, Inc., the Issuer has not dealt with any broker, finder or placement agent in connection with the transactions contemplated by this Agreement, and, except as otherwise disclosed in writing to the Investor on the date hereof and except for certain fees and expenses payable by the Issuer to Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the Issuer has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Issuer as follows:

Section 5.1 Authorization. The Investor has all requisite corporate (or other) power and authority to enter into this Agreement and to perform the transactions contemplated hereby. When executed and delivered this Agreement constituted the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Section 5.2 Purchase Entirely for Own Account. The Investor and its applicable Affiliates are acquiring the Purchased Securities being purchased or acquired by it hereunder for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act. Other than the Registration Rights Agreement, the Investor and its applicable Affiliates have not entered into an agreement or understanding with the Issuer to resell or distribute the Purchased Securities; the foregoing is, without prejudice, however, to the Investor’s and its Affiliates’ right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of the Purchased Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable securities Laws.

Section 5.3 Financial Capability. The Investor has and will have available funds necessary to fund the purchase price for the Purchased Securities on the terms and subject to the conditions contemplated by this Agreement.

Section 5.4 Investor Status. The Investor certifies and represents to the Issuer that it is now, and at the time the Investor or any of its Affiliates acquires any of the Purchased Securities pursuant to this Agreement, the Investor or such Affiliate, as applicable, has been and will be, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Investor and its Affiliates’ financial condition is such that it is able to bear the risk of holding the Purchased Securities to be acquired pursuant to this Agreement for an indefinite period of time and the risk of loss of its entire investment. The Investor has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Purchased Securities to be acquired pursuant to this Agreement and has been afforded the opportunity to ask questions of and receive answers from the management of the Issuer concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Issuer in terms of the Issuer’s stage of development so as to be able to evaluate the risks and merits of its investment in the Issuer. The Investor is acquiring the Purchased Securities to be acquired pursuant to this Agreement for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

Section 5.5 Purchased Securities Not Registered. The Investor understands that the Purchased Securities to be acquired by it pursuant to this Agreement have not been registered under the Securities Act, by reason of their issuance by the Issuer in a transaction exempt from the registration requirements of the Securities Act, and that the Purchased Securities must continue to be held by the Investor or an Affiliate of the Investor unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

Section 5.6 No Conflict. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby did not and will not conflict with or result in any violation of or default by the Investor (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or to a loss of a material benefit under (a) any provision of the organizational documents of the Investor, (b) to the knowledge of the Investor, any material agreement or instrument, permit, franchise or license to which it is a party or (c) any Law applicable to the Investor or its properties or assets except, in the case of the foregoing clauses (b) and (c), such conflicts, violations or defaults which would not materially impede or delay or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement or thereby (an “Investor Material Adverse Effect”).

Section 5.7 Consents. Other than the Antitrust Approvals, and (a) if the Restructuring is implemented as a Consensual Restructuring, the Stockholder Approval, and (b) if the Restructuring is implemented as a Chapter 11 Restructuring, the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, all consents, approvals, Orders and authorizations required on the part of the Investor in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby have been obtained, or will be obtained, and will be effective as of the Closing, except where the failure to obtain such consents, approvals, Orders or authorizations would not reasonably be expected to have an Investor Material Adverse Effect.

Section 5.8 No Public Offering. The Investor has not received any information relating to the Purchased Securities to be acquired by it pursuant to this Agreement from, and is not purchasing the Purchased Securities as a result of, any form of general solicitation or general advertising, including but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or pursuant to any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 5.9 Investment Company. The Investor and any direct or indirect parent entity or controlling person of the Investor are not and, after giving effect to the offering and sale of the Purchased Securities to be acquired by the Investor pursuant to this Agreement, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligation of the Investor. The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to (unless waived by the Investor) the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Issuer set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, to the extent such representations and warranties expressly address matters only as of a particular date, such representations and warranties need only be true and correct as of such particular date).

(b) Covenants. The Issuer and RAG shall have performed, in all material respects, all covenants and agreements herein required to be performed or observed by the Issuer or RAG on or prior to the Closing Date.

(c) No Challenges. No proceeding challenging this Agreement or any Operative Agreement or any of the transactions contemplated hereby or thereby or seeking to prohibit, alter or prevent the Closing, shall have been instituted by any Governmental Entity and shall be pending.

(d) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any Antitrust Laws, shall have occurred, and the Antitrust Approvals and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(e) Consents. All other governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.

(f) No Legal Impediment to Issuance. None of the transactions contemplated by this Agreement or any other Operative Agreement shall be prohibited by any Law.

(g) Officer’s Certificate. The Investor shall have received on and as of the Closing Date a certificate of the chief financial officer of the Issuer confirming (without personal liability) that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied.

(h) Alternative Transaction. Neither the Issuer nor any of its Subsidiaries shall have entered into any Alternative Transaction Agreement (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated).

(i) Change of Recommendation. There shall not have been a Change of Recommendation.

(j) Other Agreements; Corporate Documents. The Issuer shall have (i) entered into and delivered to the Investor duly executed counterparts to the Registration Rights Agreement and the Governance Agreement, and (ii) duly and validly adopted the Certificate of Incorporation and Bylaws.

(k) WSE Tender Offer. There shall have occurred at least one of the following events: (i) the Polish FSA shall have confirmed in a manner reasonably satisfactory to the Investor that upon consummation of the Restructuring and the Investment, the Investor and/or its Affiliates shall not, as a result of the Restructuring and/or the transactions contemplated by this Agreement, be required to make any mandatory tender offer(s) under the Polish Securities Laws; (ii) the Common Stock of the Issuer will no longer be listed on the WSE from and after the Closing Date; or (iii) the Issuer is no longer a “public company” within the meaning of the Polish Public Offering Act.

(l) Material Adverse Change. There shall not have occurred since the date of this Agreement any Event that is outside the control of the Issuer and is materially adverse and consequential to the long term viability of the Issuer and its Subsidiaries taken as a whole measured over a commercially reasonable period of several years (a “Material Adverse Change”), provided, that, no effect resulting from any of the following, alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Change: (A) changes in the U.S., Polish , Russian or global economy, to the extent they do not have a disproportionate effect on the Issuer or its Subsidiaries compared to other companies in the industry in which the Issuer participates; (B) changes that affect generally the industry in which the Issuer and its Subsidiaries participate, to the extent they do not have a disproportionate effect on the Issuer or its Subsidiaries compared to other companies in the industry in which the Issuer participates; (C) changes in Law or in GAAP, to the extent they do not have a disproportionate effect on the Issuer or its Subsidiaries compared to other companies in the industry in which the Issuer participates; (D) any resignations of any employees that are demonstrated by the Issuer to be directly attributable to the execution of this Agreement; (E) any failure by the Issuer to meet internal projections or forecasts on or after the date of this Agreement, in and of itself (it being understood, however, that any event giving rise to or contributing to such failure may constitute or give rise to, and may be taken into account in determining whether there has occurred or would occur, a Material Adverse Change to the extent such event is not an excluded event under any of clauses (A) through (D) or (F)); or (F) the outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, to the extent such outbreak, escalation of war, armed hostilities, acts of terrorism or political instability does not have a disproportionate effect on the Issuer and its Subsidiaries compared to other companies in the industry in which the Issuer participates. Additionally, the following Events shall not be deemed to be a Material Adverse Change: (i) any change in the policies of any Governmental Entity with respect to excise or similar taxes or spirit production or distribution; or, (ii) any event which directly relates to or is a reasonably direct consequence of a Bankruptcy Proceeding. Notwithstanding the foregoing, the following Events shall be considered a Material Adverse Change: any uninsured casualty losses after the date hereof to any property, plant or equipment of the Issuer or any of its Subsidiaries in an amount that is at least One Hundred Million Dollars ($100,000,000) in the aggregate. At any time after the Petition Date, any dispute with respect to whether a Material Adverse Change has occurred shall be finally determined by the Bankruptcy Court.

(m) Exchange Offers; Consent Solicitation. The Exchange Offers, Consent Solicitation and solicitation of votes with respect to the Plan shall have been conducted and completed in accordance with the Consent Solicitation and Disclosure Statement, except for such termination of the Exchange Offers as may be consistent with this Agreement.

(n) No Breaches. Other than solely as a result of (i) the commencement of the Bankruptcy Proceedings or (ii) the non-payment of principal and accrued interest on the 2013

Convertible Notes upon their scheduled maturity date of March 15, 2013, no event of default shall have occurred under any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed of the Issuer and/or any of its Subsidiaries (other than the New Credit Facility Debt, the RTL Notes or the RSB Facility), and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which an event of default has occurred, aggregates Thirty Million Dollars ($30,000,000) or more, or, in the case of any lines of credit provided by banks guaranteeing the payment of excise Taxes, where the event of default has occurred with respect to a principal amount that would have a Material Adverse Effect.

(o) Transaction Expenses. All Transaction Expenses incurred through the Closing shall have been paid in full in accordance with Section 8.12.

(p) Bankruptcy Approval of Plan and Consent Solicitation and Disclosure Statement. Subject to Section 6.4, this Agreement and the Consent Solicitation and Disclosure Statement shall have been approved by the Bankruptcy Court, which Consent Solicitation and Disclosure Statement, and the Order approving it and this Agreement, shall be in form and substance reasonably satisfactory to the Investor. Subject to Section 6.4, the Plan confirmed by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”) and any amendments, supplements, changes and modifications thereto shall, in each case, be reasonably satisfactory to the Investor. Subject to Section 6.4, the Confirmation Order and the Orders entered by the Bankruptcy Court for any amendments, supplements, changes or modifications to the Confirmed Plan shall be in form and substance reasonably satisfactory to the Investor. Subject to Section 6.4, the Orders entered by the Bankruptcy Court referred to above approving the Consent Solicitation and Disclosure Statement and any amendments, supplements, changes and modifications to the Confirmed Plan shall, in each case, have become Final Orders.

(q) Conditions to Plan. Subject to Section 6.4, the conditions to the occurrence of the Effective Date of the Plan as set forth in the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.

(r) Plan of Reorganization. Subject to Section 6.4, the Issuer and all of the other Debtors shall have complied in all material respects with the terms and conditions of the Plan that are to be performed by the Issuer and the other Debtors prior to the Effective Date.

(s) Limitation of Remedies under 2016 Senior Notes. The 2016 Senior Notes Indenture shall have been amended as contemplated by the Consent Solicitation so as to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in, and to release all liens and guarantees under, the existing 2016 Senior Notes Indenture or the Bankruptcy Court shall have issued an Order to such effect which Order shall have become a Final Order.

(t) Stockholder Approval. If Stockholder Approval is required to consummate the Restructuring in accordance with applicable Law or the NASDAQ Rules, the requisite Stockholder Approval shall have been obtained.

Section 6.2 Conditions to the Obligation of the Issuer. The obligation of the Issuer to consummate the transactions contemplated hereby shall be subject to (unless waived by the Issuer) the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Investor set forth in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, to the extent such representations and warranties expressly address matters only as of a particular date, such representations and warranties need only be true and correct as of such particular date).

(b) Covenants. The Investor shall have performed in all material respects, all covenants and agreements herein required to be performed or observed by the Investor on or prior to the Closing Date.

(c) No Challenges. No proceeding challenging this Agreement or any Operative Agreement or any of the transactions contemplated hereby or thereby or seeking to prohibit, alter or prevent the Closing, shall have been instituted by any Governmental Entity and shall be pending.

(d) Officer’s Certificate. The Issuer shall have received on and as of the Closing Date a certificate of an executive officer of the Investor confirming (without personal liability) that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any Antitrust Laws, shall have occurred, and the Antitrust Approvals and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(f) No Legal Impediment to Issuance. None of the transactions contemplated by this Agreement or any other Operative Agreement shall be prohibited by any Law.

(g) Bankruptcy Approval of Plan and Consent Solicitation and Disclosure Statement. Subject to Section 6.4, the Consent Solicitation and Disclosure Statement shall have been approved by the Bankruptcy Court. The Confirmation Order and the Order entered by the Bankruptcy Court approving the Consent Solicitation and Disclosure Statement shall, in each case, have become Final Orders.

(h) Conditions to Plan. Subject to Section 6.4, the conditions to the occurrence of the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(i) Stockholder Approval. If Stockholder Approval is required to consummate the Restructuring in accordance with applicable Law or the NASDAQ Rules, the requisite Stockholder Approval shall have been obtained.

Section 6.3 Failure of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as applicable, to be satisfied, and such condition shall be deemed to be satisfied with respect to such Party if such failure was caused by such Party’s failure to act in good faith or material breach of its obligations contained in this Agreement.

Section 6.4 Plan-Related Conditions. Notwithstanding anything in the foregoing to the contrary, the conditions set forth in Sections 6.1(p), 6.1(q), 6.1(r), 6.2(g) and 6.2(h), shall have no force and effect unless the Petition Date has occurred.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) at any time by mutual agreement of the Issuer and the Investor;

(b) by either the Issuer or the Investor if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law restraining, enjoining or otherwise prohibiting the Investment or any of the other transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 7.1(b)(i) shall have complied with its obligations, if any, under Section 8.1 and Section 8.2;

(ii) the Closing Date shall not have occurred on or prior to October 15, 2013 (the “End Date”); provided, that a Party may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if such Party is in material breach of this Agreement;

(iii) subject to Section 7.4, any of the Bankruptcy Proceedings shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an Order in any of the Bankruptcy Proceedings appointing a trustee, receiver or examiner with expanded powers under chapter 7 or chapter 11 of the Bankruptcy Code; or

(iv) if the required Stockholder Approval is not obtained at any meeting held for such purpose (or at any postponement or adjournment thereof);

(c) by the Issuer:

(i) if there is a material breach (A) of any of the representations and warranties of the Investor contained in Article V or in (B) by the Investor of any covenant or agreement of the Investor in this Agreement that, in either case, is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the tenth (10th) day after written notice thereof is given by the Issuer to the Investor and (y) the day that is three (3) Business Days prior to the End Date; provided, that the Issuer may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Issuer is in material breach of this Agreement; or

(ii) in order to concurrently enter into an Alternative Transaction Agreement with respect to a Superior Proposal; provided, that (A) the Issuer has complied with the terms of Section 8.3 and (B) the Issuer shall have paid the Break-Up Fee payable pursuant to Section 7.2;

(d) by the Investor:

(i) if there is a material breach (A) of any of the representations and warranties of the Issuer contained in Article IV or (B) by the Issuer of any covenant or agreement of the Issuer in this Agreement that, in either case, is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the tenth (10th) day after written notice thereof is given by the Investor to the Issuer and (y) the day that is three (3) Business Days prior to the End Date; provided, that the Investor may not terminate this Agreement pursuant to this Section 7.1(d)(i) if the Investor is in material breach of this Agreement;

(ii) if there shall have been a Change of Recommendation;

(iii) if the Issuer shall have entered into an Alternative Transaction Agreement;

(iv) except for the Bankruptcy Proceedings, if the Issuer or any of its Subsidiaries: (A) commences any case or proceeding under any Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, arrangement, relief of debtors, dissolution, winding-up or composition or readjustment of debts or any similar Law; (B) applies for or consents to the appointment of any receiver, custodian, trustee or liquidator; (C) makes a general assignment for the benefit of creditors; or (D) takes any action for the purpose of effecting or which would result in a similar or equivalent outcome as any of the foregoing;

(v) if (A) an involuntary case is commenced against the Issuer or any of its Subsidiaries under the Bankruptcy Code; or (B) any proceeding is commenced against the Issuer or any of its Subsidiaries under any other bankruptcy insolvency, liquidation, reorganization, moratorium, arrangement, relief of debtors, dissolution, winding-up or composition or readjustment of debts or any similar Law by any Person; provided, that if either clause (A) or clause (B) occurs with respect to the Issuer, only if such case or proceeding is not dismissed, or a voluntary case or proceeding with respect to the Issuer is not commenced, within twenty-one (21) days;

(vi) subject to Section 7.4, if any of the filings, motions and Orders described in Section 8.13 or Section 8.14 are not made or obtained by the deadlines set forth therein or the Effective Date does not occur by the date set forth therein;

(vii) subject to Section 7.4, if the Bankruptcy Court shall determine not to approve the Plan or shall have approved or confirmed an Alternative Transaction Proposal or alternative plan;

(viii) subject to Section 7.4, if the Issuer amends or modifies or files a pleading to amend or modify the Plan, or any other documents related to the Plan in a manner that is not approved in writing by the Investor;

(ix) if the Issuer amends or modifies the Consent Solicitation and Disclosure Statement, or any Operative Agreement, the Certificate of Incorporation or Bylaws in a manner that is not approved in writing by the Investor;

(x) subject to Section 7.4, if the Bankruptcy Court terminates the Issuer’s exclusive right to propose a plan of reorganization; or

(xi) subject to Section 7.4, if the Bankruptcy Court grants any request by any Person other than the Issuer to amend or modify the Plan, the Consent Solicitation and Disclosure Statement or any documents related to the Plan in a manner that is not approved in writing by the Investor in its sole discretion.

Section 7.2 Termination Fees.

(a) Subject to, at any time following the Petition Date, entry of the Approval Order, if this Agreement is terminated pursuant to (i) Section 7.1(d)(i) or (ii) Section 7.1(c)(ii) or Section 7.1(d)(iii), then the Issuer and RAG shall be jointly and severally obligated to pay liquidated damages in an amount equal to Ten Million Dollars ($10,000,000) (the “Break-Up Fee”) to the Investor which shall be inclusive of any Transaction Expenses incurred prior to such termination that are due and payable hereunder that have not been paid theretofore; provided, that if the payment of the Break-Up Fee and/or the Transaction Expenses by the Issuer is subject to the approval of the Bankruptcy Court, the Issuer shall use its best efforts to obtain such approval at the earliest date following such termination.

(b) Subject to, at any time following the Petition Date, entry of the Approval Order, if (i) this Agreement is terminated by either the Issuer or the Investor pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iv), (ii) prior to such termination an Alternative Transaction Proposal shall have been communicated to the Issuer or publicly announced, and (iii) the Issuer or any of its Subsidiaries subsequently consummates any Alternative Transaction Proposal within eighteen (18) months of such termination, then the Issuer and RAG shall be jointly and severally obligated to pay the Break-Up Fee, as liquidated damages, to the Investor which shall be inclusive of any Transaction Expenses incurred prior to such termination that are due and payable hereunder that have not been paid theretofore; provided, that if the payment of the Break-Up Fee and/or the Transaction Expenses is subject to the approval of the Bankruptcy Court, the Issuer shall use its best efforts to obtain such approval at the earliest date following such termination.

(c) Payment of the Break-Up Fee due under Section 7.2(a) or Section 7.2(b) will be made (i) prior to or contemporaneous with such termination in the case of termination by the Issuer pursuant to Section 7.1(c)(ii), (ii) within one (1) Business Day after the date of such termination in the case of termination by the Investor pursuant to Section 7.1(d)(i) or

Section 7.1(d)(iii), and (iii) on the same day as the closing of the transactions referenced in Section 7.2(b); provided, that if the approval of the Bankruptcy Court is required for such payment, such payment will be made no later than the close of business on the next Business Day following approval by the Bankruptcy Court thereof, which approval shall be sought by the Issuer at the earliest date possible following such triggering event. The provision for the payment of the Break-Up Fee is an integral part of the transactions contemplated by this Agreement and without such provision the Investor would not have entered into this Agreement, and the Break-Up Fee and the Transaction Expenses shall, subject to Bankruptcy Court approval (if applicable) and to the extent payable in accordance herewith, shall constitute an allowed superpriority administrative expense claim pursuant to sections 105, 503 and 507(b) of the Bankruptcy Code.

(d) Each Party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Parties would have entered into this Agreement. Accordingly, if the Issuer or RAG fails promptly to pay any amount due to the Investor pursuant to this Section7.2, the Issuer and RAG shall also be jointly and severally obligated to pay any costs and expenses (including attorneys’ fees) incurred by the other party in connection with a legal Action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 7.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by any Party, such Party shall as promptly as practicable deliver written notice thereof to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party. Notwithstanding any termination of this Agreement pursuant to Section 7.1, this Article VII, Section 8.12, Article IX, Article X and Article XI will not terminate and will survive any termination of this Agreement. Nothing in this Section 7.3 shall relieve any Party of liability for any willful breach of this Agreement.

Section 7.4 Plan-Related Termination. Notwithstanding anything in the foregoing to the contrary, the termination rights set forth in Sections 7.1(b)(iii), 7.1(d)(vi)-(viii), 7.1(d)(x) and 7.1(d)(xi), shall have no force and effect unless either (a) the Issuer and Investor mutually agree to implement the Restructuring as a Chapter 11 Restructuring or (b) the Investor requests of the Issuer in writing at any time prior to the Settlement Date referred to in the Consent Solicitation and Disclosure Statement, that the Restructuring be implemented as a Chapter 11 Restructuring.

ARTICLE VIII

COVENANTS

Section 8.1 Antitrust Approvals.

(a) Upon the terms and subject to the conditions set forth herein, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement (each, a “Filing”), including, without limitation, any Filings required under any Antitrust Laws of any applicable jurisdiction (including, without limitation, the Antitrust Approvals). Each Party shall use commercially reasonable efforts to (x) promptly furnish documents or information requested by any Antitrust Authority or other Governmental Entity in connection with the foregoing Filings, (y) cause all documents that it is responsible for filing with any Governmental Entity under this Section 8.1(a) to comply in all material respects with all applicable Laws, and (z) as promptly as practicable supply the other Party with any information which may be required in order to effectuate any Filings pursuant to this Section 8.1(a).

(b) The Issuer and the Investor agree to reasonably cooperate with each other (and to cause their respective Subsidiaries to cooperate) as to the appropriate time and content of each Filing. Each Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with the other Party in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give such other Party a reasonable opportunity to attend and participate thereat; (iii) furnish the other Party with copies of all correspondence, filings and communications between such Party and the Antitrust Authority; (iv) furnish the other Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary Filings or submission of information to the Antitrust Authority; and (v) not withdraw its Filing, if any, under any Antitrust Laws without the prior written consent of the other Party.

(c) Each Party shall use commercially reasonable efforts to cause the waiting periods under the applicable Antitrust Laws to terminate or expire at the earliest possible date after the date of filing. The communications contemplated by this Section 8.1 may be made by the Parties on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards.

(d) Notwithstanding anything in this Agreement to the contrary, nothing shall require the Investor or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets or the Issuer’s or its Subsidiaries’ assets, (ii) limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, the Issuer’s or its Subsidiaries’ businesses or make any other behavioral commitments, (iii) divest any of its

Subsidiaries, its Affiliates or any of the Issuer’s Subsidiaries, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Investor in its sole discretion, neither the Issuer nor any of its Subsidiaries shall commit or agree to (x) dispose of, license or hold separate any of its assets or (y) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws; provided, that the Issuer shall commit or agree (subject only to the consummation of the Investment) to take any of the foregoing actions set forth in clauses (x) and/or (y) upon the written request of the Investor. Notwithstanding anything to the contrary herein, neither the Investor, nor any of its Affiliates, nor the Issuer or any of its Subsidiaries, shall be required as a result of this Agreement to initiate any legal Action against, or defend any Action brought by, any Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 8.2 Commercially Reasonable Efforts.

(a) Without in any way limiting any other obligation of the Issuer or the Investor in this Agreement, upon the terms and subject to the conditions set forth herein, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) obtain all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including any filings required under the Securities Act, the Exchange Act, any applicable U.S. state or securities or “blue sky” laws and the securities laws of any foreign country, or under any other Law relating to the transactions contemplated by this Agreement, any filings required under the NASDAQ Rules or the Polish Securities Laws, and any other registrations, declarations and filings with any other Governmental Entities, if any) (ii) obtain all necessary consents, approvals or waivers from third parties and (iii) execute and deliver of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of this Agreement.

(b) Subject to applicable Laws relating to the exchange of information, the Issuer and the Investor shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to the Issuer or the Investor, as the case may be, and any of their respective Subsidiaries, that appears in any Filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the rights contained in this Section 8.2(b), the Issuer and the Investor shall act reasonably and as promptly as practicable.

(c) Nothing contained in Section 8.1 or this Section 8.2 shall limit the ability of the Investor to consult with the Issuer and the other Debtors, to appear and be heard, or to file objections, concerning any matter arising in any Bankruptcy Proceedings, so long as such consultation, appearance or objection does not violate (i) the Investor’s obligations hereunder or (ii) the terms of the Plan and the other transactions contemplated hereby and the Plan.

Section 8.3 Alternative Transaction Proposals.

(a) Subject to the provisions of this Section 8.3, at all times during the period commencing with the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Closing Date (the “Post-Signing Period”), the Issuer shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its other Representatives not to, enter into or approve any Alternative Transaction Proposal or Alternative Transaction Agreement. The Issuer shall notify the Investor orally and in writing promptly, and in any event within one (1) Business Day, of the receipt by the Issuer or any of its Subsidiaries or any of their respective Representatives, of any Alternative Transaction Proposal. The written notice shall include the identity of the Person making such Alternative Transaction Proposal, the material terms and conditions of the Alternative Transaction Proposal and copies of any written communications and documents setting forth the material terms and conditions of such Alternative Transaction Proposal received by the Issuer from the Person making such Alternative Transaction Proposal or its Representatives or Affiliates, and the Issuer shall keep the Investor reasonably informed of the status and details of any such Alternative Transaction Proposal and any material developments with respect thereto on a prompt basis (and in any event within 24 hours).

(b) The Issuer shall promptly notify the Investor orally and in writing upon a good-faith determination by the Board or any committee thereof, after consultation with its financial advisors and outside legal counsel, that any Alternative Transaction Proposal is a Superior Proposal. So long as the Issuer is in compliance with this Section 8.3, if the Issuer receives an Alternative Transaction Proposal which the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal and such Alternative Transaction Proposal has not been withdrawn, the Board may terminate this Agreement in accordance with the terms of Section 7.1(c)(ii) to enter into an Alternative Transaction Agreement with respect to a Superior Proposal received after the date of this Agreement, but only if: (i) the Issuer shall have first provided prior written notice to the Investor that it is prepared to terminate this Agreement to enter into an Alternative Transaction Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal and attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal; (ii) the Issuer has negotiated in good faith with the Investor (including by making the Issuer’s Representatives reasonably available to negotiate) with respect to any changes to the terms of this Agreement proposed by the Investor for a reasonable period of time (consistent with the Board’s fiduciary duties) after the Investor’s receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to the Investor and negotiations in good faith for a reasonable period of time (consistent with the Board’s fiduciary duties)); and (iii) the Board determines in good faith, after taking into account the changes to the terms of this Agreement committed to by the Investor and after consultation with its financial advisors and outside legal counsel, that such Superior Proposal continues to meet the definition of the term “Superior Proposal” and that the failure by it to terminate this

Agreement to enter into such Alternative Transaction Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, that the Issuer shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless at or concurrently with such termination the Issuer pays the Break-Up Fee in full in accordance with Section 7.2.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Alternative Transaction Agreement” means any Contract, letter of intent (whether binding or not), term sheet (whether binding or not) or support agreement relating to (or any written agreement in principle providing for the consummation of) any Alternative Transaction Proposal.

(ii) “Alternative Transaction Proposal” means any inquiry, offer, indication of interest, proposal or offer (whether or not in writing, and whether or not publicly announced) from any Person relating to any transaction or series of transactions that is inconsistent with the transactions contemplated by this Agreement or the Plan, including (A) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Issuer or any of its Subsidiaries, (B) a sale, lease, license, exchange, mortgage, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of merger, consolidation, spin-off, share exchange (including a split-off), business combination, joint venture, sale of equity interests or other economic interests in the Issuer or any of its Subsidiaries), of assets of the Issuer and/or its Subsidiaries representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Issuer and its Subsidiaries, taken as a whole, (C) an issuance, purchase, sale or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of a tender offer, exchange offer or other similar transaction), (1) of shares of capital stock or other securities representing fifteen percent (15%) or more of the voting power of the capital stock of the Issuer or (2) that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons, directly or indirectly acquiring beneficial or record ownership of more than fifteen percent (15%) of the Common Stock then outstanding, (D) a reorganization, recapitalization, liquidation or dissolution, or any financial restructuring or plan of reorganization, of the Issuer or any of its Subsidiaries, or (E) any combination of the foregoing or other transaction having a similar effect to those described in clauses (A) through (D).

(iii) “Superior Proposal” means a bona fide written Alternative Transaction Proposal that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel and after taking into account any revisions to the terms of the transactions contemplated by this Agreement agreed to by the Investor pursuant to Section 8.3) (A) is at least as likely to be consummated (if accepted) in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the Alternative Transaction Proposal, (B) would, if consummated, result in a transaction that is more favorable to the Issuer and its stakeholders from a financial point of view than the transactions contemplated by this Agreement, and (C) the failure of the Board to identify as a Superior Proposal would be inconsistent with the Board’s fiduciary duties under applicable Law.

Section 8.4 Reporting Status; Listing of Common Stock. The Issuer’s Common Stock is registered under Section 12 of the Exchange Act. At all times during the Post-Signing Period, the Issuer will use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with (a) the SEC under the reporting requirements of the Exchange Act and (b) the Polish FSA and the WSE under the reporting obligations of the Polish Securities Laws, and the Issuer will not terminate its status as an issuer required to file reports under the Exchange Act even if such laws or the rules and regulations thereunder would permit such termination. Except as otherwise requested in writing by the Investor, the Issuer will use its commercially reasonable efforts to list on NASDAQ the Purchased Securities issued pursuant to this Agreement or the Restructuring as soon as reasonably practicable after such issuance (but in any event not more than thirty (30) days after such issuance). The Issuer will not apply for listing on the WSE of the Purchased Securities issued pursuant to this Agreement or of any securities issued pursuant to the Restructuring. At all times during the Post-Signing Period, the Issuer will use its commercially reasonable efforts to continue the listing and trading of its Common Stock on NASDAQ and will comply in all respects with the Issuer’s reporting, filing and other obligations under the NASDAQ. The Issuer will use its commercially reasonable efforts to delist its Existing Equity from the WSE in connection with the Restructuring and to take such actions as would enable the condition set forth in Section 6.1(k) to be satisfied.

Section 8.5 Securities Laws. The Issuer shall use its commercially reasonable efforts to take all action as may be necessary or advisable so that the issuance and sale of the Purchased Securities and the other transactions contemplated by this Agreement will be effected in accordance with this Agreement, the Plan, the Securities Act, the Exchange Act, the Polish Securities Laws and any state or foreign securities or “blue sky” laws.

Section 8.6 Use of Cash Proceeds. The Issuer shall utilize the entire amount of the proceeds received from the Investment solely for the purposes expressly set forth in the Consent Solicitation and Disclosure Statement and the Plan.

Section 8.7 Takeover Provisions. The Issuer and the Board shall (a) take all action to prevent any Takeover Provision from becoming applicable to this Agreement or the sale or issuance of Common Stock to the Investor in accordance with the Restructuring and (b) if any Takeover Provision is or would reasonably be expected to become applicable to the sale or issuance of Common Stock to the Investor in accordance with this Agreement or the Restructuring, the Issuer and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize as much as possible the effects of such Takeover Provision on such transactions.

Section 8.8 Conduct of Business. The Issuer covenants and agrees that, during the Post-Signing Period, (a) except as expressly required by this Agreement, (b) except as compelled by applicable Law, including in connection with any Bankruptcy Proceeding, or (c) unless the Investor otherwise provides its prior written consent in its sole discretion, the

Issuer shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business, (y) comply in all material respects with all Laws and Permits applicable to it, and (z) use its commercially reasonable efforts to (1) preserve substantially intact its business organization and assets, (2) maintain satisfactory relationships with its customers, suppliers and any other Persons with which it has material business relations, (3) maintain in effect all Permits of the Issuer and its Subsidiaries, and (4) keep available the services of its key officers and employees.

Section 8.9 Notification of Certain Matters; Transaction Litigation.

(a) The Issuer shall promptly notify the Investor of (i) any Actions in connection with the transactions contemplated by this Agreement or the Plan commenced or, to the Knowledge of the Issuer, threatened, against the Issuer, any of its Subsidiaries, or any party to the Restructuring (each, a “Transaction Litigation”), (ii) the occurrence or non-occurrence of any Event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied, (iii) any notice of, or other communication relating to, a default or Event that, with notice or lapse of time or both, would become a default under any material Contract to which the Issuer or any of its Subsidiaries is a party, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Plan, or (v) the occurrence or non-occurrence of any Event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Issuer shall (i) keep the Investor fully informed on a prompt basis regarding any Transaction Litigation, (ii) consult with the Investor regarding the defense or settlement of any such Transaction Litigation, (iii) give due consideration to the Investor’s advice with respect thereto and (iv) not settle any such Transaction Litigation without the Investor’s prior written consent.

Section 8.10 Consent Solicitation. The Issuer shall, and shall cause its Subsidiaries and Representatives to, conduct the consent solicitation described in the Consent Solicitation and Disclosure Statement in accordance and compliance with all applicable Laws.

Section 8.11 Access to Information. Subject to applicable Law, upon reasonable notice, the Issuer shall (and shall cause its Subsidiaries to) afford the Investor and its Representatives reasonable access, during normal business hours and without unreasonable disruption or interference with the Issuer’s and its Subsidiaries’ business or operations, throughout the Post-Signing Period, to the Issuer’s and its Subsidiaries’ officers, employees, properties, books, contracts and records and, during the Post-Signing Period, the Issuer shall (and shall cause its Subsidiaries to) furnish promptly to such parties all information concerning the Issuer’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party; provided, that the foregoing shall not require the Issuer (a) to disclose any legally privileged information of the Issuer or any of its Subsidiaries or (b) to violate any Laws.

Section 8.12 Transaction Expenses

(a) The Issuer and RAG will be jointly and severally obligated to reimburse or pay, as the case may be, all out-of-pocket costs and expenses reasonably incurred by the Investor and its Affiliates in connection with (i) the exploration and discussion of the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby and the Bankruptcy Proceedings (including any expenses related to obtaining required consents of Governmental Entities and other Persons), (ii) any due diligence related to the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby, (iii) the preparation and negotiation of the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby and the Bankruptcy Proceedings, (iv) the implementation of the transactions contemplated by the Binding Term Sheet, this Agreement, the Operative Agreements and the Plan and the transactions contemplated hereby and thereby, (v) in connection with the confirmation of the Plan and approval of the Consent Solicitation and Disclosure Statement, and objections thereto and any other actions in the Bankruptcy Proceedings related thereto, (vi) to enforce the Investor’s rights against the Issuer under this Agreement, the Plan and any Operative Agreement (but only to the extent the Investor prevails on the merits of its underlying claim in such proceedings), (vii) any filings required to be made by the Investor or any of its Affiliates with any Governmental Entity and (viii) any other judicial and regulatory proceedings in furtherance of this Agreement and the transactions contemplated hereby, including, in each case, the reasonable fees, costs, and expenses of (1) the outside counsel of the Investor (including White & Case LLP), and (2) any accountants, investment bankers, financial advisors, experts, consultants and other professionals retained by the Investor, including Blackstone Advisory Partners L.P. (collectively, “Transaction Expenses”) in the following manner:

(x) on the Closing Date, if the Closing Date occurs; or

(y) upon termination of this Agreement in accordance with Section 7.1, other than (1) in the circumstances in which a Break-Up Fee is payable and paid in accordance with the terms of Section 7.2 or (2) if this Agreement is terminated by the Issuer pursuant to Section 7.1(c)(i), and subject in each case referred to in this clause (y) to a cap on such Transaction Expenses of Three Million Five Hundred Thousand Dollars ($3,500,000); provided, that payment of such Transaction Expenses in accordance with this clause (y) will be made prior to or contemporaneous with such termination if this Agreement is terminated by the Issuer and within three (3) Business Days after such termination if this Agreement is terminated by the Investor.

(b) The provision for the payment of Transaction Expenses is (and, if the Restructuring is implemented as a Chapter 11 Restructuring, the Approval Order will so provide that payment of Transaction Expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investor would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed superpriority administrative expense claim pursuant to sections 105, 503 and 507(b) of the Bankruptcy Code. The Issuer shall be responsible for and pay its own expenses.

Section 8.13 Approval Motion and Approval Order. If the Restructuring is implemented as a Chapter 11 Restructuring, on the Petition Date, the Issuer shall file a motion and supporting papers, which shall be in form and substance satisfactory to the Investor in its sole discretion (the “Approval Motion”), seeking the entry of an Order of the Bankruptcy Court (the “Approval Order”) (a) approving and authorizing the Issuer and the other Debtors to perform their respective obligations hereunder, including the payment, in accordance with, and subject to, the terms and conditions hereof, of the Transaction Expenses and Break-Up Fee provided for herein and the granting of the releases set forth in Section 11.9. If the Restructuring is implemented as a Chapter 11 Restructuring the Issuer agrees that it shall use commercially reasonable efforts to (x) obtain the entry of the Approval Order (including filing supporting affidavits on behalf of the Issuer and its financial advisor) and (y) cause the Approval Order to become a Final Order (including by requesting that such Approval Order be a Final Order immediately upon its entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rule 6004(h)), in each case as soon as practicable following the filing of the Approval Motion, but in no event later than 5:00 pm (New York time) on the thirty-fifth (35th) day after the date on which the Approval Motion is filed.

Section 8.14 Plan, Consent Solicitation and Disclosure Statement and Other Documents.

(a) This Section 8.14 shall apply if the Restructuring is to be implemented as a Chapter 11 Restructuring.

(b) If voting on the Plan is solicited as a prepackaged plan prior to the Petition Date, then the Issuer shall use its commercially reasonable efforts to implement the Restructuring through the Plan consistent with the following milestones:

(i) obtain from the Bankruptcy Court an Order approving the Consent Solicitation and Disclosure Statement on or before 5:00 pm (New York time) on May 15, 2013;

(ii) obtain from the Bankruptcy Court the Confirmation Order on or before 5:00 pm (New York time) on May 15, 2013; and

(iii) cause the Effective Date to occur on or before 5:00 pm (New York time) on August 15, 2013.

(c) If voting on the Plan is not solicited as a prepackaged plan prior to the Petition Date, then the Issuer shall use its commercially reasonable efforts to implement the Restructuring through the Plan consistent with the following milestones:

(i) file a motion seeking approval of the Disclosure Statement on or before 5:00 pm (New York time) on the fourteenth (14th) day after the Petition Date;

(ii) obtain from the Bankruptcy Court an Order approving the Disclosure Statement on or before 5:00 pm (New York time) on July 1, 2013;

(iii) obtain from the Bankruptcy Court the Confirmation Order on or before 5:00 pm (New York time) on July 15, 2013; and

(iv) cause the Effective Date to occur on or before 5:00 pm (New York time) on October 15, 2013.

(d) The Issuer shall use its commercially reasonable efforts to cause each Order of the Bankruptcy Court referenced in (i) Section 8.13 and (ii) Section 8.14(b) or Section 8.14(c), as applicable, to become Final Orders within fourteen (14) days after the entry of such Order.

(e) The Issuer shall (i) provide to the Investor a copy of (A) any proposed amendments, supplements, changes or modifications to the Plan, the Consent Solicitation and Disclosure Statement, the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement, the Governance Agreement and any other Operative Agreement and (B) the proposed form of Approval Order, Confirmation Order, the proposed form of any plan supplement and any proposed amendments, supplements, changes or modifications to any of the foregoing, (ii) provide a reasonable opportunity to the Investor to review and comment on such documents prior to authorizing, agreeing to, entering into, implementing, executing or, if applicable, filing with the Bankruptcy Court or seeking Bankruptcy Court approval or confirmation of, any such documents, and (iii) consider, in good faith, any comments consistent with this Agreement and the Plan, and any other comments of the Investor and its counsel. Except as otherwise contemplated by Section 8.3, notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Effective Date, the Issuer shall not authorize, approve, agree to, enter into, implement, execute or, if applicable, file with the Bankruptcy Court or seek Bankruptcy Court approval or confirmation of: (x) any plan of reorganization for any Debtor, disclosure statement, confirmation order, certificate of incorporation or bylaws of the Issuer, registration rights agreement, governance agreement or plan supplement other than the Plan, Consent Solicitation and Disclosure Statement, Confirmation Order, Certificate of Incorporation, Bylaws, Registration Rights Agreement, Governance Agreement or a plan supplement satisfactory to the Investor in its sole discretion; (y) any management equity incentive program other than as approved in writing by the Investor in its sole discretion; or (z) any employment agreement or any “change in control” agreement with any employee other than as approved in writing by the Investor in its sole discretion.

(f) If at any time prior to the Expiration Time, to the Knowledge of the Issuer, any Event occurs as a result of which the Consent Solicitation and Disclosure Statement (or, if voting on the Plan is not solicited as a prepackaged plan prior to the commencement of the Petition Date, the Disclosure Statement), as then amended or supplemented, would not meet the requirements of section 1125 of the Bankruptcy Code, or if it shall be necessary to amend or supplement the Consent Solicitation and Disclosure Statement (or, if voting on the Plan is not solicited as a prepackaged plan prior to the commencement of the Petition Date, the Disclosure Statement) to comply with applicable Law, the Issuer will promptly notify the Investor of any such Event and prepare an amendment or supplement to the Consent Solicitation and Disclosure Statement (or, if voting on the Plan is not solicited as a prepackaged plan prior to the commencement of the Petition Date, the Disclosure Statement) that is acceptable in form and substance to the Investor in its sole discretion that will correct such statement or omission or effect such compliance.

Section 8.15 Plan Support. For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit the Investor from transferring or otherwise disposing of any of its Existing Equity, New Credit Facility Debt, RTL Notes, or 2013 Convertible Notes in accordance with the PSA.

Section 8.16 Proxy Statement. Any proxy statement filed with the SEC (and any amendments or supplements thereto, the “Proxy Statement”) for its annual meeting of stockholders with respect to its 2012 fiscal year (the “2012 Annual General Meeting”) shall seek only approval of the matters included in the Issuer’s preliminary proxy statement filed with the SEC on February 28, 2013. Prior to filing any amendment to the Proxy Statement or any other filing with the SEC in connection with the 2012 Annual General Meeting, the Issuer will provide drafts thereof to the Investor, will give the Investor a reasonable time to review and comment thereon and will consider in good faith any comments made by the Investor. The Proxy Statement and any such other filings shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and shall not, on the date it is first mailed to stockholders of the Issuer and at the time of the 2012 Annual General Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The Issuer shall, as promptly as practicable after receipt thereof (and in any event within two (2) Business Days), provide the Investor copies of any written comments and advise the Investor of any oral comments with respect to the Proxy Statement received from the SEC. If at any time prior to the 2012 Annual General Meeting, (a) any Event occurs with respect to the Parties hereto or any of their respective Affiliates, officers or directors, which is required to be set forth in an amendment of, or supplement to, the Proxy Statement or (b) any information relating to the Parties hereto, or any of their respective Affiliates, officers or directors, should be discovered by a Party which should be set forth in an amendment of, or supplement to, the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Issuer shall file as promptly as practicable with the SEC an amendment of or supplement to the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Issuer; provided, that prior to filing any such amendment or supplement, the Issuer will provide drafts thereof to the Investor, will give the Investor a reasonable time to review and comment thereon and will consider in good faith any comments made by the Investor.

Section 8.17 Capitalization in a Consensual Restructuring. If the Restructuring is implemented as a Consensual Restructuring, the Issuer shall take such steps as are necessary to cause the following to be true as of immediately after the consummation of the Investment and the Restructuring: (a) the Purchased Securities (including any Replacement Shares) and the Unsecured Debt Shares shall constitute all of the issued and outstanding shares of common stock of the Issuer; (b) no shares of preferred stock of the Issuer will be issued or outstanding; (c) the Purchased Securities (excluding any Replacement Shares) will constitute eighty-five percent (85%) of the issued and outstanding common stock of the Issuer; (d) there will be no options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Issuer or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of its capital stock or other Equity Securities; (e) there will be no outstanding contractual obligations of the Issuer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its Equity Securities; and (f) no Person will have the right to require the Issuer to register any securities of the Issuer under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Issuer for its own account or for the account of any other Person other than as provided for in the Operative Agreements.

ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION

Section 9.1 Indemnification Obligations. Following the date hereof, the Issuer and RAG shall jointly and severally indemnify and hold harmless the Investor, its Affiliates, and their respective shareholders, general partners, members, managers, equity holders and Representatives and controlling persons from and against any and all losses, claims, damages, liabilities and reasonable expenses (including any legal or other expenses reasonably incurred in connection with defending or investigating any Action or claim as to which it is entitled to indemnification hereunder as such expenses are incurred), joint or several (collectively, “Losses”) that such Person incurs or may incur arising out of or in connection with any third party claim (including, for the avoidance of doubt, any claim by any Affiliate of the Issuer, other than the Investor) against any such Person in connection with (a) the failure of any representation or warranty made by the Issuer in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Date, and/or (b) any breach by the Issuer of any covenant or agreement contained in this Agreement, in each case, whether or not the transactions contemplated by this Agreement, the Restructuring or the Plan are consummated or this Agreement is terminated.

Section 9.2 Indemnification Procedure. Promptly after receipt by a Person entitled to indemnification under Section 9.1 (such Person, an “Indemnified Person”) of notice of the commencement of any Action (an “Indemnified Claim”) by any Person other than the Issuer, such Indemnified Person will, if a claim is to be made hereunder against the Issuer in respect thereof, notify the Issuer in writing of the commencement thereof; provided, that the omission to so notify the Issuer will not relieve the Issuer or RAG from any liability that either may have hereunder except to the extent the Issuer has been materially prejudiced by such failure. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Issuer of the commencement thereof, the Issuer will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Issuer and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Issuer, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims on behalf of such Indemnified Person. Upon receipt of notice from the

Issuer to such Indemnified Person of its election so to assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Issuer shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (a) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood that all such expenses shall be reimbursed as they occur), (b) the Issuer shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (c) the Issuer shall not have acknowledged its indemnification obligation to such Indemnified Person or shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within fifteen (15) Business Days of receipt of such notice, or (d) the Issuer shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 9.3 Settlement of Indemnified Claims. The Issuer shall not be liable for any settlement of any Indemnified Claims effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any settlement of any Indemnified Claim is consummated with the written consent of the Issuer or if there is a final judgment for the plaintiff in any such Indemnified Claim, the Issuer agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Issuer hereunder in accordance with, and subject to the limitations of, the provisions of this Article IX. Notwithstanding anything in this Article IX to the contrary, if at any time an Indemnified Person shall have requested the Issuer to reimburse such Indemnified Person for legal or other expenses in excess of Fifty Thousand Dollars ($50,000) in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article IX, the Issuer shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than (i) sixty (60) days after receipt by the Issuer of such request for reimbursement and (ii) thirty (30) days after receipt by the Indemnified Party of the material terms of such settlement and (b) the Issuer shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Issuer shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person in its sole discretion from all liability on the claims that are the subject matter of such Indemnified Claims and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to Indemnification pursuant to Section 9.1, then the Issuer shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer on the one hand and such Indemnified Person on the other hand but also the relative fault of the Issuer, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.

Section 9.5 Treatment of Indemnification Payments. All amounts paid by the Issuer to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to the purchase price for the Purchased Securities for all Tax purposes.

Section 9.6 Limitation on Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the indemnification provided in this Article IX will not, as to any Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from (a) any material breach of this Agreement by such Indemnified Person or (b) the willful misconduct or gross negligence of such Indemnified Person.

Section 9.7 Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any Party, all representations, warranties and agreements made in this Agreement will survive the execution and delivery of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Public Statements or Releases. At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Issuer and the Investor shall consult with each other prior to issuing any press releases and/or filing any Current Reports on Form 8-K or other such SEC filings with respect to the transactions contemplated hereby or by the Plan, and shall provide each other with an opportunity to review and comment on any such press release or SEC filings a reasonable amount of time before it is made and shall consider in good faith any comments made by such reviewing Party; provided, that nothing in this Section 10.1 shall prevent any Party from making any public announcement in connection with the termination of this Agreement by such Party without such prior notice.

Section 10.2 Rights Cumulative. Each and all of the various rights, powers and remedies of the Parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such Parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

Section 10.3 Rules of Construction. (a) All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person(s) may require; (b) when reference is made in this Agreement to an Article, Section, Paragraph, Clause, Schedule, Exhibit or Annex, such reference will be to an article, section, paragraph, clause, schedule, exhibit or annex to this Agreement unless otherwise indicated; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”; (d) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication; (e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement; (f) references to “day” or “days” are to calendar days; (g) references to “the date hereof” are to the date of this Agreement; (h) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented; (i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and (j) references to “dollars” or “$” are to United States of America dollars. Whenever in this Agreement any Party is permitted to take an action or make a decision in its “sole discretion”, the Parties acknowledge that such Party is entitled to make such decision or take such action in such Party’s sole and absolute and unfettered discretion and shall be entitled to make such decision or take such action without regard for the interests of any other Person and for any reason or no reason whatsoever. Each Party hereto acknowledges, and agrees to accept, all risks associated with the granting to the other Parties of the ability to act in such unfettered manner.

Section 10.4 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or by facsimile or delivered by hand to the Party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) Business Days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address or facsimile number as set forth below:

(a) All correspondence to the Issuer shall be addressed as follows:

Central European Distribution Corporation

Bobrowiecka 6

00-728 Warsaw

Poland

Attention:	Chief Executive Officer
Facsimile:	+48 22 456 60 01

with a copy to

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank St., Canary Wharf

London E14 5DS

UK

Attention:	Scott Simpson, Esq.
Jay M. Goffman, Esq.
Facsimile:	+44 20 7519 7070

(b) All correspondence to the Investor shall be addressed as follows:

Roust Trading Ltd.

25 Belmont Hills Drive

Warwick WK 06, Bermuda

Attention:	Wendell M. Hollis

with a copy to

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention:	Gregory Pryor
Facsimile:	+1 (212) 354-8113

White & Case LLP

Southeast Financial Center, Suite 4900

200 South Biscayne Boulevard

Miami, FL 33131

Attention:	Thomas E Lauria
Facsimile:	+1 (305) 358-5744

(c) Any Party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

Section 10.5 Captions. The descriptive headings of the Articles and Sections of this Agreement are solely for the convenience of reference and shall not affect their interpretation.

Section 10.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the economic, business and legal effect of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.7 Obligations of RAG. Notwithstanding anything to the contrary contained in this Agreement, RAG’s obligation to pay any amount for which it is jointly and severally liable with the Issuer under this Agreement shall be conditioned upon the entry of the Approval Order, if the Restructuring is implemented as a Chapter 11 Restructuring.

ARTICLE XI

GOVERNING LAW AND OTHER PROVISIONS

Section 11.1 Governing Law; Consent to jurisdiction; Waiver of Jury Trial; Injunctive Relief

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS CONCEPTS WHICH WOULD APPLY THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF NEW YORK AND IN THE BOROUGH OF MANHATTAN, AND ALL APPELLATE COURTS RELATING THERETO, FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING CONSENT TO NEW YORK JURISDICTION, UPON COMMENCEMENT OF THE BANKRUPTCY PROCEEDINGS, EACH PARTY HERETO AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON EACH PARTY HERETO ANYWHERE IN THE WORLD BY THE SAME METHODS AS ARE SPECIFIED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY ACTION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 11.2 Amendments. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Issuer and the Investor.

Section 11.3 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

Section 11.4 Assignment. The rights and obligations of the Parties shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each Party. No Party may assign its rights or obligations under this Agreement or designate another Person (a) to perform all or part of its obligations under this Agreement or (b) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other Parties; provided, that the Investor may assign any of its rights, benefits and obligations hereunder to an Affiliate thereof without the consent of the Issuer, but such assignment shall not relieve the Investor of any obligation or liability hereunder. Any assignment in accordance with the terms of this Section 11.4 shall be valid only where the assignee agrees to be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other Parties. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall have the right, by delivery of written notice to the Issuer no later than two (2) Business Days prior to the Closing Date, to designate one or more of its Affiliates to be the recipient of all or any portion of the Purchased Securities, the Unsecured Debt Shares (if any) or any other securities to be issued to the Investor or any of its Affiliates pursuant to this Agreement or the Plan, whereupon the Issuer shall issue the Purchased Securities, Unsecured Debt Shares (if any) or any other securities to be issued to the Investor or any of its Affiliates pursuant to this Agreement or the Plan in the names of such Persons as set forth in such notice.

Section 11.5 Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 11.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements relating to the subject matter hereof, whether written or oral.

Section 11.7 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Issuer, the Investor and RAG, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 11.8 Obligations That Do Not Fall on Business Days. Notwithstanding anything in this Agreement to the contrary, if any payment obligation under this Agreement is to occur on a day that is not a Business Day, such obligation shall be the next following Business Day.

Section 11.9 Mutual Releases.

(a) Effective as of the Closing (but for the avoidance of doubt, without prejudice to any rights arising in respect of this Agreement or any other Operative Agreement), the Investor, on behalf of itself and, to the extent legally empowered to do so, its past and present officers, managers, directors, Subsidiaries and Affiliates, and each of their respective successors and assigns (collectively, the “Investor Releasors”), hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, the Issuer and each of its past and present officers, managers, directors, stockholders, Subsidiaries, Affiliates and other Representatives (each, an “Issuer Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, which any Investor Releasor ever had, now has or may have or claim to have against any Issuer

Releasee, whether arising in law, equity or otherwise, to the extent arising out of, resulting from or relating to any matters or Events occurring on or prior to the Closing, in any way relating to the Issuer or its Affiliates, the Restructuring, the Amended SPA (including any rights or claims with respect to Section 8.13 thereof), the Binding Term Sheet or the Consent Solicitation and Disclosure Statement (collectively, the “Investor’s Released Claims”). Notwithstanding anything to the contrary contained in this Section 11.9(a), Investor Released Claims shall not include any claims any Investor Releasor may have against any Issuer Releasee pursuant to (i) any other Contract (including an Operative Agreement) to which the Investor or any of its Affiliates, on the one hand, and the Issuer or any of its Affiliates, on the other hand, is a party, (ii) any indemnification or similar agreement relating to such Investor Releasor’s position as a director or officer of the Issuer or any of its Subsidiaries or (iii) any indemnification provisions contained in the certificate of incorporation or bylaws (or equivalent governing documents) of the Issuer or any of the Issuer’s Subsidiaries or under applicable Law.

(b) Effective as of the Closing (but for the avoidance of doubt, without prejudice to any rights arising in respect of this Agreement or any other Operative Agreement), the Issuer, on behalf of itself and, to the extent legally empowered to do so, its past and present officers, managers, directors, Subsidiaries and Affiliates, and each of their respective successors and assigns (collectively, the “Issuer Releasors”), hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, the Investor and each of its past and present officers, managers, directors, stockholders, Subsidiaries, Affiliates and other Representatives (each, an “Investor Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, which any Issuer Releasor ever had, now has or may have or claim to have against any Investor Releasee, whether arising in law, equity or otherwise, to the extent arising out of, resulting from or relating to any matters or Events occurring on or prior to the Closing, in any way relating to the Investor or its Affiliates, the Restructuring, the Amended SPA (including any rights or claims with respect to Section 8.13 thereof), the Binding Term Sheet or the Consent Solicitation and Disclosure Statement and Mr. Roustam Tariko’s service as a director or officer of the Issuer or any of its Affiliates (collectively, the “Issuer’s Released Claims”). Notwithstanding anything to the contrary contained in this Section 11.9(b), Issuer’s Released Claims shall not include any claims any Issuer Releasor may have against any Investor Releasee pursuant to any other Contract (including an Operative Agreement) to which the Investor or any of its Affiliates, on the one hand, and the Issuer or any of its Affiliates, on the other hand, is a party.

(c) From and after the Closing, (a) the Investor agrees not to, and agrees to cause each Investor Releasor not to, assert any Investor’s Released Claims against the Issuer Releasees and (b) the Issuer agrees not to, and agrees to cause each Issuer Releasor not to, assert any Issuer’s Released Claims against the Investor Releasees. Notwithstanding anything contained in this Agreement to the contrary, (i) the provisions contained in this Section 11.9 shall terminate upon any termination of this Agreement and (ii) each Investor Releasor and Issuer Releasor retains, and does not release, waive or limit in any manner its respective rights and interests under the terms and conditions of this Agreement. For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, no breach of any provision in this Agreement shall be released, waived or limited pursuant this Section 11.9, irrespective of whether the matter or Event giving rise to such breach of this Agreement occurred on or prior to the Closing.

Section 11.10 Specific Performance; Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any of the provisions of this Agreement were not performed by the Issuer or RAG in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Investor shall be entitled to specific performance and other equitable relief, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which it is entitled at law or in equity. The Issuer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Investor has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The Investor shall not be required to provide any bond or other security in connection with any such Order or injunction.

(b) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, except as set forth in Section 11.10(c) below, neither the Issuer nor any of its Affiliates shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Investor or any remedy to enforce specifically the terms and provisions of this Agreement and that the Issuer’s and its Affiliates’ sole and exclusive remedies with respect to any such breach shall be a claim for money damages for such breach; provided, that in no event shall the Investor and/or any of its Affiliates be liable for any damages in excess of One Hundred Seventy-Two Million Dollars ($172,000,000) in the aggregate (whether restitution, consequential, punitive, special, incidental, indirect or otherwise) under any legal theory, including for any willful, intentional or knowing breach.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Issuer (and not RAG) shall be entitled to specific performance to cause the Investor to complete the Investment only if: (i) all conditions in Section 6.1 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing and which are, at the time that the Issuer seeks specific performance pursuant to this Section 11.10(c), capable of being satisfied if the Closing were to occur at such time); (ii) the Investor fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; (iii) the Issuer has confirmed in writing to the Investor that (A) all conditions set forth in Section 6.2 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 6.2 for purposes of consummating the Investment and (B) the Issuer is ready, willing and able to consummate the Investment; (iv) such specific performance would result in the consummation of the Investment in accordance with this Agreement substantially contemporaneously with the consummation of the Restructuring; and (v) neither the Issuer nor any of its Affiliates has made any claim for damages against the Investor or any of its Affiliates for any breach or noncompliance with this Agreement or any Operative Agreement. Under no circumstances shall the Issuer and/or any of its Affiliates be entitled to obtain both (1) an injunction or any form of equitable relief or specific performance to require compliance with this Agreement and (2) damages for breach of or noncompliance with this Agreement (based on any legal theory and including willful, intentional or knowing breach). To the extent the Issuer or any of its Affiliates is entitled to and elects to pursue a remedy of specific performance under this Section 11.10(c), such remedy shall be the Issuer’s and its Affiliates’ sole and exclusive remedy and the Issuer and its Affiliates shall be precluded from pursuing any damage claim for breach of or noncompliance with this Agreement (based on any legal theory and including willful, intentional or knowing breach).

Section 11.11 Effectiveness of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall only become effective and binding upon the parties hereto if this Agreement is executed by RAG and its signature page delivered to the Issuer and the Investor prior to 5:00 pm New York time on Monday, March 11, 2013; provided, that if such execution and delivery is timely, this Agreement shall be deemed to have been effective and binding upon all of the parties hereto as of March 8, 2013.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Grant Winterton
Name: Grant Winterton
Title: Chief Executive Officer

ROUST TRADING LTD.

By:	/s/ Wendell Malcom Hollis
Name: Wendell Malcom Hollis
Title: Director

JSC “RUSSIAN ALCOHOL GROUP”

By:	/s/ Vladimir Filiptsev
Name: Vladimir Filiptsev
Title: General Director

[Signature Page to the Securities Purchase Agreement]

EXHIBIT A

CONSENT SOLICITATION AND DISCLOSURE STATEMENT

(see attached)

EXHIBIT B

PLAN

(see attached)

EXHIBIT C

PLAN TERM SHEET

(see attached)